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                                                                    EXHIBIT 4.1


            FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

     This FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT dated as of September 1, 2000 is entered into by and among Spectra Science Corporation, a Delaware corporation with principal offices at 321 South Main Street, Suite 102, Providence, Rhode Island 02903 (the "Company"), and the persons or entities listed as Holders, including the persons and entities identified as Series A Holders, Series B Holders, Series C Holder, and Series D Holders on Exhibit A hereto as such Exhibit A may be amended in the future to include additional investors (individually, a "Holder," and collectively, the "Holders").

     A. The Series D Holders (a) are parties to (i) the Series D Convertible Stock Purchase Agreement of even date herewith (the "Series D Purchase Agreement") by and among the Company and the Series D Holders pursuant to which the Series D Holders have purchased shares of the Company's Series D Convertible Preferred Stock ("Series D Shares"), or (ii) the Stock Purchase Agreement dated September 23, 1998, by and among the Company and the Series D Holders, as amended (the "Original Series D Purchase Agreement").

     B. The Series C Holder is a party to the Series C Convertible Preferred Stock Purchase Agreement dated as of November 7, 1997 (the "Series C Purchase Agreement") by and among the Company and the Series C Holder pursuant to which the Series C Holder has purchased shares of the Company's Series C Convertible Preferred Stock ("Series C Shares").

     C. The Series B Holders are parties to the Series B Convertible Preferred Stock Purchase Agreement dated as of July 25, 1997 (the "Series B Purchase Agreement") by and among the Company and the Series B Holders pursuant to which the Series B Holders have purchased shares of the Company's Series B Convertible Preferred Stock ("Series B Shares").

     D. The Finder's Warrants are the warrants issued under the Series B Purchase Agreement as part of the finder's fee to Pillar Investment Limited and Clearwater Funds IV LP for referral of purchasers to the Company thereunder.

     E. The Series A Holders are parties to the Series A Convertible Preferred Stock Purchase Agreement dated as of August 23, 1996 (the "Series A Purchase Agreement") by and among the Company and the Series A Holders pursuant to which the Series A Holders purchased shares of the Company's Series A Convertible Preferred Stock (the "Series A Shares").

     F. Pursuant to the Series A Purchase Agreement, the Series B Purchase Agreement, and the Series C Purchase Agreement, the Company, the Series A Holders, the Series B Holders and the Series C Holder entered into a Second Amended and Restated Registration Rights Agreement (the "Second Amended and Restated Registration Rights Agreement") dated as of November 7, 1997, and amended the same on September 23, 1998 (the "Third Amended and Restated Registration Rights Agreement').

     G. The obligations of the Company and the Series D Holders under the Series D Purchase Agreement are conditioned upon, among other things, the execution and delivery of this Agreement by the Holders and the Company, with the intention that this Agreement constitute an amendment and restatement of and supersede in its entirety the Third Amended and Restated Registration Rights Agreement, effective as of the date hereof.

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Section 1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

     1.1 "Closing Date" means the first closing date for sale of the Series D Preferred under the Series D Purchase Agreement.

     1.2 "Commission" means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act and the Exchange Act.

     1.3 "Common Stock" means the Company's Common Stock, $.01 par value per share, as authorized on the date of this Agreement.

     1.4 "Exchange Act" means the Securities Exchange Act of 1934, or any successor federal statute, as amended, and the rules and regulations of the Commission thereunder.

     1.5 "Initial Public Offering" means the first underwritten public offering of Common Stock of the Company conducted on a "firm commitment" or "best efforts" basis pursuant to an offering registered under the Securities Act with the Commission on Form S-1 or similar long form registration statement or its then equivalent.

     1.6 "Qualified Public Offering" means a fully underwritten, firm commitment public offering pursuant to an effective registration under the Securities Act covering the offer and sale by the Company of Common Stock in which the aggregate net proceeds to the Company after deducting underwriters' discounts and commissions equals or exceeds $10,000,000 and in which the price per share of Common Stock offered to the public equals or exceeds $7.00 (such price to be equitably adjusted in the event of any stock dividend, stock split, combination, recapitalization, reorganization, reclassification or other similar event).

     1.7 "Person" means an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

     1.8 "Series A Purchase Agreement" means the Series A Convertible Preferred Stock Purchase Agreement dated as of August 23, 1996 among the Company and the investors referenced therein.

     1.9 "Series B Purchase Agreement" means the Series B Convertible Preferred Stock Purchase Agreement dated as of July 25, 1997 among the Company and the investors referenced therein.

     1.10 "Series C Purchase Agreement" means the Series C Convertible Preferred Stock Purchase Agreement dated as of November 7, 1997 among the Company and the investor referenced therein.

     1.11 "Series D Purchase Agreement" means the Series D Convertible Preferred Stock Purchase Agreement of even date herewith among the Company and the investors referenced therein.

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     1.12 "Finder's Warrant Stock" means the shares of Series B Preferred Stock issuable upon the exercise of the Finder's Warrants issued under the Series B Purchase Agreement.

     1.13 "Purchased Shares" means shares of Series A Preferred Stock purchased under the Series A Purchase Agreement, shares of the Series B Preferred Stock purchased under the Series B Purchase Agreement, shares of the Series B Stock issuable upon the exercise of the Finder's Warrants issued under the Series B Purchase Agreement, shares of Series C Preferred Stock purchased under the Series C Purchase Agreement, and shares of Series D Preferred purchased under the Series D Purchase Agreement.

     1.14 "Holders" means the persons or entities listed in Exhibit A hereto who execute a counterpart of this Agreement.

     1.15 "Registrable Shares" means (i) the shares of Common Stock issued and issuable upon conversion of the Purchased Shares; (ii) the shares of Common Stock acquired by Nabil Lawandy pursuant to the Founder Common Stock Purchase Agreement dated August 21, 1996 between the Company and Mr. Lawandy; and (iii) any shares of Common Stock of the Company acquired by, or issuable upon exercise or conversion of any securities of the Company acquired by, any Holder after the date hereof. Registrable Shares shall cease to be Registrable Shares upon any sale pursuant to a registration statement under the Securities Act or upon any sale to the public under Rule 144, or any successor rule, promulgated by the Commission under the Securities Act.

     1.16 "Securities Act" means the Securities Act of 1933, or any successor federal statute, as amended, and the rules and regulations of the Commission thereunder.

     1.17 "Original Series D Purchase Agreement" means the Series D Stock Purchase Agreement dated September 23, 1998, as amended.

Section 2. "Piggy Back" Registration. If at any time after the Company's Initial Public Offering the Company shall determine to register under the Securities Act (including pursuant to a demand of any stockholder of the Company exercising registration rights) any of its Common Stock, other than on Form S-8 or Form S-4 or their then equivalent or in connection with a transaction described under Rule 145 under the Securities Act, it shall send to each holder of Registrable Shares written notice of such determination at least 30 days before the anticipated filing date. If within 20 days after receipt of such notice, such holder shall so request in writing (a "Selling Shareholder"), the Company shall use its best efforts to include in such registration statement all the Registrable Shares such holder requests to be registered, except that if, in connection with any offering involving an underwriting of Common Stock to be issued by the Company, the managing underwriter shall impose a limitation on the number of shares of such Common Stock which may be included in any such registration statement because, in its judgment, such limitation is necessary to avoid jeopardizing the success of the offering by the Company, and such limitation is imposed first on the shares held by Mr. Lawandy, and then on a pro rata basis among the holders of Common Stock (excluding Mr. Lawandy) having an incidental ("piggy back") right to include such Common Stock in the registration statement according to the amount of such Common Stock which each Selling Shareholder owns, then the Company shall be obligated to include in such registration statement only such portion of the Registrable Shares which the managing underwriter believes may be sold without having such effect; provided, however, that such limitation shall not be imposed if any shares are to be included in such underwriting for the account of any person other than the Company or the requesting holders of Registrable Shares. In connection with any offering involving an

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underwriting of Common Stock to be issued by the Company, the Company shall not be required to include a Selling Shareholder's Registrable Shares in such underwriting unless such Selling Shareholder accepts the terms of the underwriting as agreed upon by the Company and the underwriters selected by the Company. No incidental right under this Section 2 shall be construed to limit any registration required under Section 3.

Section 3. Required Registration. If on any one occasion one or more holders of not less than fifty-one percent (51%) of the Registrable Shares then outstanding (including as outstanding for this purpose shares of Common Stock issuable upon exercise or conversion of outstanding Registrable Shares) shall notify the Company in writing that it or they intend to offer or cause to be offered Registrable Shares for public sale, the Company will so notify all holders of Registrable Shares. Upon written request of any holder of Registrable Shares given within fifteen (15) days after the receipt by such holder from the Company of such notification, the Company will use its best efforts to cause such of the Registrable Shares as may be requested by any holder thereof (including the holder or holders giving the initial notice of intent to offer) to be registered under the Securities Act as expeditiously as possible, at the expense of the Company. If the Company determines to include shares to be sold by it in any registration requested pursuant to this Section 3, such registration shall be deemed to be a registration under Section 2 hereof rather than under this
Section 3. In any registration pursuant to this Section 3, the Company shall not have a right to include any Company shares in such registration statement unless Holders of a majority of the Registrable Shares included in such registration statement shall have given their consent. Notwithstanding the foregoing, (a) the Company shall not be obligated to effect a registration pursuant to this Section 3 unless such registration shall include Registrable Shares having an anticipated fair market value of at least $1,000,000; (b) the Company shall not be obligated to file a registration statement pursuant to this Section 3 during the period beginning with the date sixty days prior to the Company's estimated (in good faith) date of filing of, and ending on a date four months following the effective date of, a registration statement (whose preparation was in progress at the beginning of such sixty-day period) pertaining to an underwritten public offering of securities of the Company, provided that the Company is actively employing in good faith all reasonable efforts through such period to cause such registration statement to become effective; and (c) if the Board of Directors of the Company reasonably determines that immediate registration of such Registrable Shares could have a material adverse effect upon the Company, the Company may delay commencement of registration for up to three months after receipt of a request for registration as referenced above. If the Company elects to delay filing of a registration statement for such reason, the holders of a majority of the Registrable Shares requesting to be included in the registration shall have the right to withdraw such request, which withdrawn request shall be deemed not to have been made. Any registration requested pursuant to this Section 3 that shall not have become effective shall not be deemed to be a registration under this Section 3 unless such registration has not become effective solely as a result of any act or omission of the holders of Registrable Shares. The holders of the majority of the Registrable Shares to be included in any registration pursuant to this Section 3 which is underwritten shall select the managing underwriter for the public offering subject to the approval of the Company, which approval shall not be unreasonably withheld.

Section 4. Registration on Form S-3. In addition to the rights provided to the holders of Registrable Shares in Sections 2 and 3 above, if a registration of Registrable Shares under the Securities Act can be effected on Form S-3 (or any similar form promulgated by the Commission), the Company will so notify each holder of Registrable Shares. Thereafter, upon the request of the holders of at least 20% of the Registrable Shares then outstanding, the Company will use its best efforts, at its expense and as expeditiously as possible, to effect the registration on Form S-3 of all or such portion of the Registrable Shares as any holder or

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holders of Registrable Shares shall specify, and the limitations set forth in
Sections 3(b) and 3(c) above shall likewise apply to registrations under this
Section 4. In addition, each registration under this Section 4 must include Registrable Shares having an anticipated fair market value of at least $500,000.

Section 5. Effectiveness. The Company will use its best efforts to maintain the effectiveness for up to one hundred eighty (180) days of any registration statement pursuant to which any of the Registrable Shares are being offered, and from time to time will amend or supplement such registration statement and the prospectus contained therein as and to the extent necessary to comply with the Securities Act and any applicable state securities statute or regulation.

Section 6. Holder Participation. It shall be a condition precedent to the obligation of the Company to include Registrable Shares of any holder in a registration statement filed pursuant to Sections 2, 3 or 4 hereof that such holder furnish the Company with such information regarding the holder, the Registrable Shares held by the holder and the intended method of disposition of the holder's Registrable Shares being registered as the Company shall reasonably request and as may be reasonably required in connection with the action requested by such holder to be taken by the Company. No person may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell its Registrable Shares being sold in such registration on the basis set forth in any underwriting agreement approved by the Person or Persons entitled hereunder to approve such agreement, and (ii) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities and other documents reasonably required under the terms of such underwriting agreement.

Section 7. Indemnification of Holders of Registrable Shares. In the event that the Company registers any of the Registrable Shares under the Securities Act, to the extent permitted by law, the Company will indemnify and hold harmless each Holder and each underwriter of the Registrable Shares so registered (including any broker or dealer through whom such shares may be sold) and each Person, if any, who controls such Holder or any such underwriter within the meaning of
Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them become subject under the Securities Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse each such holder, each such underwriter and each such controlling person, if any, for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus, in the prospectus (or the registration statement or prospectus as from time to time amended or supplemented by the Company), in any other materials deemed to be a prospectus under the Securities Act or in any blue sky application filed in any state or other jurisdiction, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with such registration, unless such untrue statement or omission was made in such registration statement, preliminary or amended preliminary prospectus or prospectus in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by such holder of Registrable Shares, any such underwriter or any such controlling person expressly for use therein. Promptly after receipt by any holder of Registrable Shares, by any underwriter or by any

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controlling person of notice of the commencement of any action in respect of which indemnity may be sought against the Company, such holder of Registrable Shares, or such underwriter or such controlling person, as the case may be, will notify the Company in writing of the commencement thereof, and subject to the provisions hereinafter stated, the Company shall assume the defense of such action (including the employment of counsel, who shall be counsel reasonably satisfactory to such holder of Registrable Shares, such underwriter or such controlling person, as the case may be), and the payment of expenses insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against the Company. Such holder of Registrable Shares, any such underwriter and any such controlling person shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall not be at the expense of the Company unless the employment of such counsel has been specifically authorized by the Company. The Company shall not be liable to indemnify any person for any settlement of any such action effected without the Company's consent, which consent shall not be unreasonably withheld. The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to his ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7, but the omission so to notify the indemnifying party will not relieve him of any liability that he may have to any indemnified party otherwise than under this Section 7.

Section 8. Indemnification of Company. In the event that the Company registers any of the Registrable Shares under the Securities Act, to the extent permitted by law, each holder of the Registrable Shares so registered will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each underwriter of the Registrable Shares so registered (including any broker or dealer through whom any of such Registrable Shares may be sold), other holders of Registrable Shares, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them may become subject under the Securities Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse the Company and each such director, officer, underwriter or controlling person for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus, in the prospectus (or the registration statement or prospectus as from time to time amended or supplemented), in any other materials deemed to be a prospectus under the Securities Act or in any blue sky application filed in any state or other jurisdiction, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by such holder of Registrable Shares expressly for use therein; provided, however, that such holder's obligations hereunder shall be limited in the aggregate to an amount equal to the proceeds to such holder of the Registrable Shares sold in such registration. Promptly after receipt of notice of the commencement of any action in respect of which indemnity may be sought against such holder of Registrable Shares, the Company shall notify such holder promptly in writing of the commencement thereof, and such holder of Registrable Shares shall, subject to the provisions hereinafter stated, assume the defense of such action (including the employment of counsel, who shall be counsel reasonably satisfactory to the Company) and the payment of expenses insofar as such action shall relate to the alleged liability in respect of which indemnity may be sought against such holder of Registrable Shares. The Company and

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each such director, officer, underwriter or controlling person shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of such holder of Registrable Shares unless employment of such counsel has been specifically authorized by such holder of Registrable Shares. Such holder of Registrable Shares shall not be liable to indemnify any person for any settlement of any such action effected without such holder's consent, which consent shall not be unreasonably withheld. The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to his ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 8, but the omission so to notify the indemnifying party will not relieve him of any liability that he may have to any indemnified party otherwise than under this Section 8.

Section 9. Contribution. If for any reason the indemnity provided in Section 7 or Section 8 is unavailable to a party who would otherwise be entitled to indemnity thereunder (an "Indemnified Party"), or is insufficient to hold the Indemnified Party harmless, then the party agreeing to provide indemnity thereunder (an "Indemnifying Party") agrees to contribute to the amount paid or payable by an Indemnified Party as a result of any losses, claims, damages, expenses, liabilities or actions for which indemnity would otherwise be available, in such proportion as is appropriate to reflect the relative benefits received by the Indemnified Party and the Indemnifying Party, the relative faults of those parties and any other relevant equitable considerations. Notwithstanding the foregoing, the obligations of a holder of Registrable Shares hereunder and under Section 8 shall be limited to an amount equal to the proceeds to such holder from sale of the Registrable Shares in the registration giving rise to the obligations.

Section 10. Exchange Act Registration. If the Company at any time shall list any of its Common Stock on any national securities exchange and shall register such Common Stock under the Exchange Act, the Company will, at its expense, simultaneously list on such exchange all of the Registrable Shares, and will maintain such listing. If the Company becomes subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act, the Company will use its best efforts to timely file with the Commission such information as the Commission may require under either of said Sections; and in such event, the Company shall use its best efforts to take all action as may be required as a condition to the availability of Rule 144 under the Securities Act (or any successor exemptive rule hereinafter in effect) with respect to such Common Stock.

Section 11. Specific Performance; Other Rights. The Company and the Holders recognize that the rights of the parties under this Agreement are unique, and accordingly, the Holders shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for injunctive relief and specific performance to the extent permitted by law. Except as provided herein, this Agreement is not intended to limit or abridge any rights of the parties which may exist apart from this Agreement.

Section 12. Further Obligations of the Company. Whenever under the preceding Sections of this Agreement, the Company is required hereunder to register Registrable Shares, it shall also do the following:

              (a) Furnish to each Selling Shareholder such copies of each preliminary and final prospectus and such other documents as said holder may reasonably request to facilitate the public offering of its Registrable Shares;

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              (b)   Use its best efforts to register or qualify the Registrable
Shares covered by said registration statement under the applicable securities or "blue sky" laws of such jurisdictions as shall be reasonably appropriate to effect distribution;

              (c)   Furnish to each Selling Shareholder a signed counterpart of:
(i) an opinion of counsel for the Company dated the effective date of the registration statement and addressed to the Selling Shareholders; and (ii) "comfort" letters addressed to the Selling Shareholders and signed by the Company's independent public accountants who have examined and reported on the Company's financial statements included in the registration statement; in each case covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and (in the case of the accountants' "comfort" letters) with respect to events subsequent to the date of the financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' "comfort" letters delivered to the underwriters in underwritten public offerings of securities, to the extent that the Company is required to deliver or cause the delivery of such opinion or "comfort" letters to the underwriters in an underwritten public offering of securities;

              (d) Permit each Selling Shareholder or his counsel or other representatives to inspect and copy such corporate documents and records as may reasonably be requested by them;

              (e) Furnish to each Selling Shareholder a copy of all documents filed and all correspondence from or to the Commission in connection with any such offering; and

              (f) Obtain all necessary approvals from the National Association of Securities Dealers, Inc.

Section 13. Expenses. In the case of a registration under Section 2, 3 or 4, the Company shall bear all costs and expenses of each such registration, including, but not limited to, printing, legal and accounting expenses, Commission filing fees and "blue sky" fees and expenses; provided, however, that the Company shall have no obligation to pay or otherwise bear (i) any portion of the fees or disbursements of more than one counsel for the holders of Registrable Shares in connection with the registration and sale of their Registrable Shares or (ii) any portion of the underwriters' commissions or discounts attributable to the Registrable Shares being offered and sold by the holders of Registrable Shares.

Section 14. Lockup Agreement. In consideration of the Company's execution of this Agreement, each holder of Registrable Shares severally and not jointly agrees that, in connection with the Company's Initial Public Offering and, upon request of the managing underwriters thereof, such holder will not sell, make any short sale of, loan, grant any option for the purpose of, or otherwise dispose of any Registrable Shares (other than those included in the registration) without the prior written consent of the managing underwriters, for such period of time (not to exceed 180 days) from the effective date of the registration as the underwriters may specify; provided, however, that (i) such holder shall have no obligation to enter into the agreement described herein unless all executive officers and directors of the Company and all other holders of more than 1% of the Company's then outstanding Common Stock (computed on an as if converted basis, as to any outstanding convertible securities) enter into similar agreements, and (ii) nothing herein shall prevent any holder of Registrable Shares that is a partnership from making a distribution of Registrable Shares to its affiliates that is otherwise in compliance with applicable securities laws, if the transferees of the Registrable Shares shall agree to be bound by the applicable provisions of this Section 14.

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Section 15.   Underwriting Agreement. In the event that Registrable Shares are sold in an underwritten offering pursuant to Section 3 or 4, the Company agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of an issuer of securities being registered and customary covenants and agreements to be observed and performed by such issuer, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering.

Section 16. Limitations on Subsequent Registration Rights. The Company shall not, without the prior written consent of the holders of at least a majority of the Registrable Shares then outstanding, enter into any agreement (other than this Agreement) with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to receive registration rights on a parity with or on terms more favorable than those granted herein or (b) to make a demand registration which could result in a registration statement being declared effective prior to the effective date of a Qualified Public Offering.

Section 17.   Rule 144 Requirements.  The Company shall:

              (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public, and for so long as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

              (b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

              (c) furnish to any holder of Registrable Shares upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as such holder may reasonably request to avail itself of any rule or regulation of the Commission allowing it to sell any such securities without registration.

Section 18. No Waiver; Cumulative Remedies. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 19. Amendments, Waivers and Consents. Except as hereinafter provided, changes in or additions to this Agreement may be made, and compliance with any covenant or provision set forth herein may be omitted or waived, only with the written consent of the Company and the holder or holders of not less than 66 2/3% of the Registrable Shares (calculated on an as-if converted basis). Copies of such written consents shall be delivered to any Holder who did not execute such consent. No consents shall be effective to reduce the

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percentage of Registrable Shares the consent of the Holders of which is required under this Section, and no amendment or change may be made to the terms of this Agreement that imposes additional obligations or restrictions on a party hereto, without its written consent. Any waiver or consent may be given subject to satisfaction of conditions stated therein, and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 20. Addresses for Notices. Any notice or demand or other communication which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes if facsimile transmitted or personally delivered, or if sent by certified or registered mail, return receipt requested, postage and charges prepaid, or by an overnight delivery service, charges prepaid, at the addresses set forth in Exhibit A or at such other address as to which any party hereto may inform the other parties in writing in compliance with the terms of this Section; and if to the Company, to the Chief Executive Officer at the address first set forth above with a copy to Kenneth S. Boger, Esq., Kirkpatrick & Lockhart LLP, 75 State Street, Boston, Massachusetts 02109; and if to an Investor (including any successor holder of the Purchased Shares), to the address set forth on Exhibit A hereto.

         All such notices and other communications shall be effective when personally delivered or, when mailed, four days after deposit in the mails, or one day after delivery to an overnight courier, addressed as aforesaid, unless otherwise provided herein.

Section 21. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and the Holders and their respective heirs, successors and assigns.

Section 22. Prior Agreements. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements, oral or written, concerning the subject matter hereof.

Section 23. Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions of this Agreement, or any portion thereof, is invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and the remaining provisions shall be valid, legal and enforceable to the maximum extent possible.

Section 24. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, and without giving effect to choice of laws provisions.

Section 25. Heading. Article, section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 26. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

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Section 27.   Additional Parties. The Company may issue additional shares of
Series D Preferred to persons or entities not initially parties to this Agreement under the terms of the Series D Purchase Agreement or pursuant to payment by the Company of certain royalty obligations to Crane & Co., Inc. or its assigns ("Additional Series D Holders"). Each Additional Series D Holder shall execute a counterpart of this Agreement and upon such execution, this Agreement, including Exhibit A hereto which shall be modified accordingly and distributed to each Holder hereunder, shall be deemed to have been amended to add such Additional Series D Holder as a party hereto with all rights and obligations of the other Holders hereunder.

Section 28. Further Assurances. From and after the date of this Agreement, upon the request of any Investor or the Company, the Company and the Investors shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

Section 29. Termination of the Third Amended and Restated Registration Rights Agreement. The Third Amended and Restated Registration Rights Agreement is hereby terminated and superseded in its entirety by this Agreement, effective as of the date hereof, and the Third Amended and Restated Registration Rights Agreement shall be of no further force or effect on or after the date hereof.

                            [signature page follows]

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

         IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed as of the day and year first written above.

                                            SPECTRA SCIENCE CORPORATION

                                            /s/ Nabil M. Lawandy
                                            ----------------------------
                                            Nabil Lawandy, President



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